NC Capital Markets, Inc.
                         18952 MacArthur Blvd., Ste. 315
                                Irvine, CA 92612
                     Ph.: (949) 261-2101 Fax: (949) 261-7751

                      INVESTMENT BANKING SERVICES AGREEMENT

        This Financial Consulting Services Agreement (the "Agreement") is entered this 29th day of September, 1999 by and between NC Capital Markets, Inc. ("Consultant"), a Nevada corporation, and Majestic Companies, Ltd. (OTC BB:MJXC) ("Client"), a Nevada Corporation, with reference to the following:

                                    RECITALS

        A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

        B. The Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become a financial consultant to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

        A. Mergers and acquisitions, reorganizations, reverse mergers, divestitures, and due diligence studies;

        B. Capital structures and sources, and financial transactions;

        C. Banking methods and systems;

        D. Guidance and assistance in available alternatives to maximize shareholder value;

        E. Periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Client or the Client's business;


        F. Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community.

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        It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

        2. Term. The term ("Term") of this Agreement shall commence on the date hereof and continue for twelve (12) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

        3. Compensation and Fees. As consideration for Consultant entering into this Agreement, Client and Consultant shall agree to the following:

        A. A cash Engagement Fee ("Engagement Fee") of eighty thousand dollars ($80,000), payable to the Consultant on the date hereof

        B. The Engagement Fee may be satisfied by issuing certificates representing an aggregate of five hundred thousand (500,000) shares of free trading common stock (the "Shares"). The Shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

        Securities shall be issued to Consultant in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultant from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

        4. Exclusivity; Performance; Confidentiality. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

         5. Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that

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nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

         6. Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.



                            "Client"


                            Signature: /s/   Francis A. Zubrowski
                                      ------------------------------------------
                            Print with Title: Chairman & President
                                             -----------------------------------
                            Company:Majestic Companies, Ltd.



                            "Consultant"


                            Signature: /s/   M. B. Riley
                                      ------------------------------------------
                            Print with Title: M. Blaine Riley, Managing Director
                                              ----------------------------------
                            Company: NC Capital Markets, Inc.

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